Exhibit 99.1

For More Information, Contact:

John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com

QAD ANNOUNCES FISCAL 2012 SECOND QUARTER FINANCIAL RESULTS

SANTA BARBARA, Calif. – August 25, 2011 – QAD Inc. (Nasdaq: QADA, QADB), a leading provider of enterprise business software and services for global manufacturing companies, today reported financial results for the fiscal 2012 second quarter ended July 31, 2011.

Total revenue grew 21 percent to $62.0 million for the second quarter of fiscal 2012, compared with $51.3 million for the second quarter of fiscal 2011.

License revenue totaled $8.6 million for the fiscal 2012 second quarter, versus $5.9 million for the fiscal 2011 second quarter.  Maintenance and other revenue was $35.4 million, compared with $31.3 million for last year’s second fiscal quarter.  Professional services revenue was $15.7 million, versus $12.8 million for the second quarter of fiscal 2011.  Subscription revenue, which includes QAD’s On Demand deployment option, was $2.3 million, compared with $1.3 million for last fiscal year's second quarter.  For comparative purposes, revenue results by category for the prior year period have been recast to enable the presentation of subscription revenue in that period.

Net income for the fiscal 2012 second quarter grew to $3.1 million, or $0.19 per diluted Class A share and $0.16 per diluted Class B share, versus net income of $0.3 million, or $0.02 per diluted Class A share and $0.02 per diluted Class B share, for the fiscal 2011 second quarter.

“We generated strong revenue growth this quarter, driven by year-over-year improvements in each of our business lines and across all of our geographies,” said Karl Lopker, chief executive officer of QAD.  “Our top line performance, combined with ongoing expense controls, resulted in better than anticipated profitability.”

Gross margin for the fiscal 2012 second quarter was $35.1 million, or 57 percent of total revenue, compared with $29.8 million, or 58 percent of total revenue, for the fiscal 2011 second quarter.

Total operating expenses amounted to $30.5 million, or 49 percent of total revenue, for the fiscal 2012 second quarter, compared with $28.7 million, or 56 percent of total revenue, for the same period last year.

Operating income for the fiscal 2012 second quarter was $4.6 million, which included $1.2 million in stock compensation expense, compared with operating income of $1.1 million, which included $1.3 million in stock compensation expense, for the second quarter of the prior fiscal year.

For the first half of fiscal 2012, revenue equaled $121.4 million, compared with $102.1 million for the first half of fiscal 2011.  Net income for the first six months of fiscal 2012 was $4.1 million, or $0.26 per diluted Class A share and $0.21 per diluted Class B share, versus a net loss of $0.9 million, or a loss of $0.06 per Class A share and $0.05 per Class B share, for the same period last year.

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QAD Announces Fiscal 2012 Second Quarter Financial Results

QAD’s cash and equivalents balance grew to $78.8 million at July 31, 2011, up from $67.3 million at the end of fiscal 2011.  Cash provided by operations was $7.8 million for the second quarter of fiscal 2012, versus $0.5 million for the second quarter of fiscal 2011.

Fiscal 2012 Second Quarter Highlights:
•	Received orders from 13 customers representing more than $500,000 each in combined license, support, subscription and services billings, including five orders in excess of $1.0 million;
•
Received license and On Demand orders from companies across QAD’s six vertical markets, including Auto Meter, Imperial Tobacco Group, Manitowoc Food Service, Medline International, NHK SPRING (Thailand) Co., Ningbo SMR Huaxiang and Thomson Video Networks SAS, among others;

•	Recognized by Hewlett Packard as the AllianceONE Partner of the Year in the HP Cloud Maps category. This award recognizes QAD’s commitment to On Demand deployment and cloud computing; and
•
Conducted a global customer satisfaction survey which revealed impressive satisfaction results from On Demand customers with more than 90% expressing high levels of satisfaction with the performance of their QAD solutions.

Business Outlook
For the third quarter of fiscal 2012, QAD expects total revenue of approximately $61 million and earnings per diluted share of approximately $0.13 per diluted Class A share and $0.11 per diluted Class B share.

Calculation of Earnings Per Share
As a result of the company’s recapitalization, EPS is being reported based on the new share structure, and includes a calculation for both the Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is now apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.  For comparison purposes, prior period earnings per share calculations have been recast so as to incorporate the new capital structure.  Full details of the recapitalization can be found in the related documents filed with the SEC and on QAD’s website.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2012 second quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059.  A replay of the call will be accessible through September 1 by dialing 800-475-6701, access code 208572.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life science products.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  For more information about QAD, telephone +1-805-566-6000, or visit the QAD web site at www.qad.com.

"QAD" is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

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QAD Announces Fiscal 2012 Second Quarter Financial Results

Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain license and service demand; the company's ability to leverage changes in technology; the company's ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter's results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for fiscal 2011 ended January 31, 2011.

-- Financial Tables Follow –

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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010
Revenue:
License fees	$8,550	$5,903	$14,894	$11,742
Maintenance and other	35,393	31,304	69,731	62,815
Subscription fees	2,322	1,337	4,530	2,485
Professional services	15,692	12,761	32,205	25,104
Total revenue	61,957	51,305	121,360	102,146
Cost of revenue:
License	1,004	1,363	2,035	2,793
Maintenance, subscription and other	9,067	8,032	17,842	16,680
Professional services	16,741	12,093	33,029	24,667
Total cost of revenue	26,812	21,488	52,906	44,140
Gross profit	35,145	29,817	68,454	58,006
Operating expenses:
Sales and marketing	13,864	12,183	28,353	25,689
Research and development	9,237	8,819	17,720	18,146
General and administrative	7,397	7,727	15,110	15,168
Total operating expenses	30,498	28,729	61,183	59,003
Operating income (loss)	4,647	1,088	7,271	(997)
Other (income) expense:
Interest income	(146)	(111)	(282)	(244)
Interest expense	287	309	557	607
Other (income) expense, net	(356)	(99)	462	(122)
Total other (income) expense	(215)	99	737	241
Income (loss) before income taxes	4,862	989	6,534	(1,238)
Income tax expense (benefit)	1,792	674	2,444	(333)
Net income (loss)	$3,070	$315	$4,090	$(905)

Diluted Net Income (Loss) per Share
Class A	$0.19	$0.02	$0.26	$(0.06)
Class B	$0.16	$0.02	$0.21	$(0.05)

Diluted Weighted Shares
Class A	13,297	13,395	13,242	12,567
Class B	3,294	3,349	3,288	3,142

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	July 31,	January 31,
	2011	2011
Assets
Current assets:
Cash and equivalents	$78,838	$67,276
Accounts receivable, net	41,666	65,620
Deferred tax assets, net	3,953	3,954
Other current assets	10,339	12,553
Total current assets	134,796	149,403

Property and equipment, net	33,793	33,795
Capitalized software costs, net	625	841
Goodwill	6,536	6,457
Long-term deferred tax assets, net	20,080	20,080
Other assets, net	2,620	2,518

Total assets	$198,450	$213,094

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$311	$304
Accounts payable and other current liabilities	31,679	40,894
Deferred revenue	83,561	94,453
Total current liabilities	115,551	135,651

Long-term debt	15,959	16,138
Other liabilities	6,015	5,214

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	147,691	146,898
Treasury stock	(24,906)	(28,070)
Accumulated deficit	(53,034)	(54,438)
Accumulated other comprehensive loss	(8,844)	(8,317)
Total stockholders' equity	60,925	56,091

Total liabilities and stockholders' equity	$198,450	$213,094

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 31,
	2011	2010

Net cash provided by operating activities	$13,307	$13,693

Cash flows from investing activities:
Purchase of property and equipment	(1,969)	(681)
Capitalized software costs	(117)	(247)
Other, net	13	2
Net cash used in investing activities	(2,073)	(926)

Cash flows from financing activities:
Repayments of debt	(172)	(143)
Tax payments, net of proceeds, related to stock awards	(356)	(170)
Excess tax benefits from share-based payment arrangements	11	-
Dividends paid in cash	(645)	(1,277)
Net cash used in financing activities	(1,162)	(1,590)

Effect of exchange rates on cash and equivalents	1,490	(92)
Net increase in cash and equivalents	11,562	11,085
Cash and equivalents at beginning of period	67,276	44,678
Cash and equivalents at end of period	$78,838	$55,763